Exhibit 10.1
NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE HCC INSURANCE HOLDINGS, INC.
2008 FLEXIBLE INCENTIVE PLAN
     This STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into by and between HCC INSURANCE HOLDINGS, INC. and the undersigned employee (including any legal representative, permitted transferee, successor in right or Designated Beneficiary, the “Employee”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan, as amended from time to time.
W I T N E S S E T H :
     WHEREAS, Company has adopted the Plan for the reasons specified therein; and
     WHEREAS, the Committee has determined that the Employee is an eligible Participant in the Plan and should be granted the Option described below.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:
     1. Option to Purchase. Effective as of the date of grant specified on the signature page of this Agreement (the “Date of Grant”), the Company hereby grants to the Employee as a matter of separate inducement and agreement in connection with such Employee’s employment by the Company and/or the Subsidiaries, and not in lieu of any other compensation for such Employee’s services, the right and option to purchase, at the time and on the terms and conditions hereinafter set forth, that number of Shares at the per-Share purchase price set forth on the signature page of this Agreement. This Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
     2. The Plan. The option provided for in this Agreement (the “Option”) is granted pursuant to the Plan. The terms and provisions of such Plan are incorporated herein by reference and, except to the extent expressly provided by the Plan, in the event of any conflict between the terms and provisions of this Agreement and those of the Plan, the terms and provisions of the Plan shall prevail and be controlling.
     3. Term of Option. This Option shall be exercisable until 11:59 p.m. Houston time on the date of expiration specified on the signature page of this Agreement, except and to the extent that such term may be reduced as provided in Paragraphs 7 and 11 hereof and in the Plan. If any such termination date shall fall on a Saturday, Sunday, or legal holiday, then such termination date shall be deemed to be the first normal business day of the Company, at its office specified in Paragraph 15 hereof, before such Saturday, Sunday, or legal holiday.
     4. Vesting. This Option shall be exercisable only to the extent vested in accordance with the vesting schedule set forth on the signature page of this Agreement. In addition, this Option shall fully vest and be exercisable during the term:

     (a) In accordance with Sections 8.2 and 8.3(a) of the Plan (relating to a liquidation or dissolution of the Company and to certain Reorganizations of the Company);
     (b) In accordance with Paragraph 10 below (relating to events occurring after a Change in Control);
     (c) Upon the Employee’s termination of employment with the Company due to death; and
     (d) Upon the Employee’s termination of employment with the Company due to Disability.
     5. Manner of Exercise.
     (a) To the extent vested, the Employee may exercise the Option during the term by delivering written notice to the Company specifying the number of whole Shares the Employee desires to purchase.
     (b) The purchase price of the Shares as to which the Option is exercised shall be paid in full to the Company by the Employee at the time of exercise in a manner permitted under Section 6.5(a) of the Plan. The purchase price shall be accompanied by such other instruments or agreements as the Company may require in accordance with Section 13 of the Plan.
     (c) This Option (before or after any adjustment or substitution pursuant to Paragraph 8 hereof) may not be exercised for any fraction of a Share, and any fractional Share remaining after full exercise of the Option shall be forfeited without any consideration payable to the Employee.
     6. Issuance of Shares. As soon as practicable after exercise of the Option by the Employee, the Company will cause its transfer agent to register in the Employee’s name through a book entry credit in the records of such transfer agent the number of Shares with respect to which the Option shall have been exercised; provided, however, that the Company shall not be required to issue any Shares purchased upon the exercise of this Option prior to: (a) the obtaining of any approval from any governmental agency which the Company determines to be necessary or advisable; (b) the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulation of any governmental body which the Company shall determine to be necessary or advisable; and (c) the Employee’s payment to the Company in accordance with Section 17.9 of the Plan of any federal, state or local tax or other withholding owed by Employee as a result of exercising this Option.
     7. Termination of Employment.
     (a) If the Employee voluntarily terminates employment with the Company, the Employee shall have the right at any time within thirty (30) days after the termination of such employment or, if shorter, during the unexpired term of this Option (but not thereafter), to exercise this Option to the extent vested as of the date of such termination of employment. Notwithstanding the foregoing, in the event the Employee gives notice of voluntary termination to be effective at a future date under any agreement of employment with the Company, and the Company accelerates such termination date, this Option shall be exercisable to the extent it would have vested during the notice period but for the acceleration by the Company.
     (b) If the Company terminates the Employee’s employment for cause, the Employee shall have the right at any time within ten (10) days after the termination of such employment or, if shorter, during the unexpired term of this Option (but not thereafter), to exercise this Option to the extent vested as of the date of such termination of employment for cause.
     (c) If the Employee’s employment with the Company is terminated by reason of Disability, then the Employee shall have the right to exercise this Option at any time within one year from the date of such termination or, if shorter, within the unexpired term of this Option (but not thereafter).
     (d) If the Employee dies while in the employ of the Company, this Option may be exercised by the Employee’s Designated Beneficiary at any time within one year from the date of death of the Employee or, if shorter, within the unexpired term of this Option (but not thereafter).
     (e) If the Employee’s employment with the Company is terminated for any reason other than death, Disability, voluntary termination by the Employee, or for cause by the Company (as determined by the Committee), then the Employee shall have the right at any time within sixty (60) days after the termination of such employment or, if shorter, during the unexpired term of this Option (but not thereafter), to exercise this Option to the extent vested as of the date of such termination of employment.
     (f) For purposes of this Agreement, the Employee shall be considered to be an employee of the Company for so long as Employee is a common law employee of the Company or any Subsidiary, and Employee’s employment relationship with an entity which was a Subsidiary shall be deemed to have terminated as of the date on which such entity ceased to be a Subsidiary (even if Employee does not experience a common law termination of employment at such time). References in this Paragraph and in Paragraph 9 to the Company include any Subsidiary that employs the Employee.
     8. Taxes. In connection with the exercise of the option by the Employee and, as a condition to the Company’s obligation to deliver shares upon exercise of the option, the Employee shall make arrangements satisfactory to the Committee to insure that the amount of the federal withholding tax, if any, required to be withheld with respect to delivery of the shares is made available by the Employee for timely payment of the tax by the Company to the United States Government.
     9. Certain Adjustments. To the extent unexercised, the number and type of Shares subject to the Option and the per Share purchase price of the Option shall be adjusted from time to time in accordance with Sections 8.3(b), 14, and 16 of the Plan to the extent appropriate and required in order to prevent reduction or enlargement of the benefits or potential benefits intended to be made available under this Option. Such adjustments shall be made by the Committee, whose determination in the matter shall be conclusive and binding on the Company and the Employee.
     10. Change in Control. If a Change in Control shall occur, this Option, to the extent not previously exercised or expired and subject to Section 8.4 of the Plan, shall become fully vested if the employment of the Employee is terminated (x) by the Company Without Cause (as hereafter defined) within six months after the Change in Control or (y) by the Employee for Good Reason (as hereafter defined) within six months after the Change in Control. For purposes of this Paragraph:
     (a) “Without Cause” means the termination of the Employee’s employment with the Company for any reason other than:
     (i) material dishonesty which is not the result of an inadvertent or innocent mistake of the Employee with respect to the Company or any of its Subsidiaries;
     (ii) willful misfeasance or nonfeasance of duty by the Employee intended to injure or have the effect of injuring in a material fashion the reputation, business, or business relationships of the Company or any of its Subsidiaries; or
     (iii) the Employee’s conviction of any felony, any crime involving moral turpitude, or any crime other than a vehicular offense which has a material adverse effect on the Company or any of its Subsidiaries.
     (b) “Good Reason” means the termination of the Employee’s employment with the Company within forty-five (45) days after the occurrence of any of the following events:
     (i) a material alteration in the nature or status of the Employee’s duties or responsibilities, or the assignment of duties or responsibilities inconsistent with the Employee’s status, title, or other duties and responsibilities; provided, however, that a change in the Employee’s title or a change in the Employee’s supervisor shall not constitute a material alteration in the nature or status of the Employee’s duties hereunder;
     (ii) a reduction in the Employee’s total base salary;
     (iii) a significant reduction in the Employee’s entitlement to any employee benefits (other than a reduction in benefits which is required by applicable law);
     (iv) the relocation of the Employee to any place exceeding a distance of one fifty (50) miles from the place to which the Employee customarily reported prior to the Change in Control (other than reasonably required, temporary business travel); or
     (v) the failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company (unless this Agreement would otherwise terminate prior to or in connection with the event resulting in such succession or assignment).
     11. Forfeiture of Option Gain. The purpose of the Plan is to attract, retain and reward employees; to increase employees’ stock ownership and identification with the Company’s interests; to provide incentive for remaining with and enhancing the value of the Company and its Subsidiaries over the long-term; and to protect the Company’s Confidential Information (defined below). During Employee’s employment with the Company, the Company agrees to provide Employee with new Confidential Information to which the Employee has not previously had access and of which Employee has not had previous knowledge. “Confidential Information” includes information about the Company’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information includes, without limitation, any information the Company discloses to Employee, either directly or indirectly, in writing, orally or by inspection of tangible objects, including without limitation, information and technical data contained in the Company’s manuals, booklets, publications, materials and equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, methods of operations, techniques, technology, formulas, software, improvements, financial and marketing information, pricing, premium and quote information, forecasts, research, and the identity of any customers and consultants. In exchange for the Company’s promises to provide Employee with the Confidential Information under this Agreement, Employee agrees that Employee shall not, either during the period of Employee’s employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as properly required in the ordinary course of the Company’s business or as the Company directs and authorizes. Employee agrees that to protect the Company’s Confidential Information, and as consideration for the grant of this Option, it is necessary to enter into the following protective covenants, which are ancillary to the enforceable promises between the Company and Employee in this paragraph:
     (a) If, at any time within (x) the term of the Option or (y) within one year after termination of the Employee’s employment with the Company and all Subsidiaries or (z) within one year after the Employee exercises any portion of the Option, whichever is the latest to occur, the Employee engages in any activity in competition with any activity of the Company (or its Subsidiaries), or inimical, contrary or harmful to the interests of the Company (or its Subsidiaries), including, without limitation:
     (i) conduct related to the Employee’s employment for which either criminal or civil penalties may be sought against the Employee;

     (ii) violation of the policies of the Company, including, without limitation, the Company’s insider trading policy;
     (iii) disclosing or misusing any confidential information or material concerning the Company;
     (iv) participating in a hostile takeover attempt;
     (v) directly or indirectly owning, managing, operating, controlling, investing, or acquiring an interest in, or otherwise engaging or participating (whether alone or with any other person or entity as a proprietor, partner, stockholder, member, director, officer, employee, joint venturer, investor, consultant, agent, sales representative, broker or other participant) in any Competitive Business (as hereafter defined) operating in, or soliciting business from, the Company’s Market (as hereafter defined), without regard to whether (A) the Competitive Business has its office or other business facilities within the Company’s Market, (B) any of the activities of the Employee referred to above occur or are performed within the Company’s Market, or (C) the Employee resides, or reports to an office or other place of business, within the Company’s Market; or
     (vi) making any statement (orally or in writing) about the Company and/or any Subsidiary or any service or product of the Company and/or the Subsidiaries which statement is false and may reasonably be expected to be detrimental to the Company and/or the Subsidiaries;
then (xx) this Option shall terminate effective as of the date on which the Employee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, (yy) any Option gain realized by the Employee from exercising all or a portion of the Option, or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court or arbitrator, shall be paid by the Employee to the Company, and (zz) the Company shall be entitled to receive from Employee all Common Stock held by Employee that was acquired under this Agreement or the Plan.
     (b) If, at any time within (x) the term of the Option or (y) within two years after termination of the Employee’s employment with the Company and all Subsidiaries or (z) within two years after the Employee exercises any portion of the Option, whichever is the latest to occur, the Employee engages in any of the following activities:
     (i) (A) directly or indirectly diverting or attempting to divert business with respect to which the Employee had contact or special knowledge from the Company and/or the Subsidiaries; (B) calling on, soliciting, or attempting to solicit any business with respect to which the Employee had contact or special knowledge away from the Company and/or the Subsidiaries; or (C) otherwise dealing with any account or customer of the Company and/or the Subsidiaries with respect to any products or services provided by the Company and/or the Subsidiaries during the period when the Employee was employed by the Company or the Subsidiaries if the Employee had contact or special knowledge with respect to the account or customer and the product or service;
     (ii) requesting, inducing, or attempting to induce anywhere in the world any customer, distributor, broker, agent, or supplier of the Company and/or any of the Subsidiaries or any other person or entity doing business with the Company and/or any of the Subsidiaries, to limit, curtail, or cancel its business with the Company and/or the Subsidiaries or not to do business with the Company and/or the Subsidiaries; provided the Employee had contact with or special knowledge of such customer, distributor, broker, agent, supplier, or other person or entity during the period when the Employee was employed by the Company and/or the Subsidiaries; or
     (iii) requesting, inducing, or attempting to induce anywhere in the world any employee, consultant, advisor, or agent of the Company and/or any of the Subsidiaries to terminate or limit his or her relationship with the Company and/or the Subsidiaries or not to enter into any such relationship;
then (xx) this Option shall terminate effective as of the date on which the Employee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, (yy) any Option gain realized by the Employee from exercising all or a portion of the Option, or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court or arbitrator, shall be paid by the Employee to the Company, and (zz) the Company shall be entitled to receive from Employee all Common Stock held by Employee that was acquired under this Agreement or the Plan.
     (c) Employee specifically recognizes and affirms that the terms in subparagraphs (a) and (b) of this Paragraph 11 are material terms of this Agreement, and Employee further agrees that should all or any part or application of subparagraphs (a) or (b) of this Paragraph 11 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and the Company, then (i) any Option gain realized by the Employee from exercising all or a portion of the Option, or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court, shall be paid by the Employee to the Company and (ii) the Company shall be entitled to receive from Employee all Common Stock held by Employee that was acquired under this Agreement or the Plan.
     (d) For purposes of this Agreement, “Competitive Business” means any person or entity engaged in a business that produces any of the products or performs any of the services comprising, in whole or in part, the business of the Company and the Subsidiaries and any predecessors or successors of either being conducted during the term of this Agreement and/or on the date of the Employee’s termination of employment with the Company and the Subsidiaries. For purposes of this Agreement, “Company’s Market” means any geographic region in which the Employee conducted or developed any business on behalf of the Company and/or the Subsidiaries while the Employee was employed by the Company and/or the Subsidiaries.
     (e) By accepting this Agreement, the Employee consents to a deduction from any amounts the Company (and the Subsidiaries) owe the Employee from time to time (including amounts owed to the Employee as wages or other compensation, fringe benefits, or vacation pay) to the extent of the amounts the Employee owes the Company under this Paragraph. Without regard to whether the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed to it by the Employee, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Company.
     (f) The Employee may be released in whole or in part from the obligations under this Paragraph 11 only if the Board or the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.
     12. No Shareholder Rights. Neither the Employee nor his legal representative shall be or have any of the rights or privileges of a shareholder of the Company in respect to any of the shares issuable upon the exercise of this option unless and until certificates representing such shares shall have been issued and delivered to the Employee.
     13. Non-Transferability. This Option shall not be transferable by the Employee other than as provided in Section 17.8 of the Plan.
     14. Construction. The Committee shall have authority to construe this Agreement in accordance with Section 3.2(c) of the Plan, to prescribe rules and regulations relating to this Agreement in accordance with Section 3.2(d) of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement. All determinations of the Committee under this Agreement shall be made in its sole and absolute discretion. All determinations of the Company under this Agreement shall be made in its sole and absolute discretion.
     15. Notices. Any notice relating to this Agreement shall be in writing and delivered in person or by registered mail to the Company at the Company’s principal office, 13403 Northwest Freeway, Houston, Texas 77040-6094, or to such other address as may be hereafter specified by the Company, to the attention of its Treasurer. All notices to the Employee shall be delivered to the Employee at the Employee’s address specified on the signature page of this Agreement or to such other address as may be hereafter specified by the Employee in a written notice to the Company.
     16. Confidentiality. The Employee agrees that, as partial consideration for the granting of this Option, the Employee will keep confidential all information and knowledge which the Employee has relating to the manner and amount of the Employee’s participation in the Plan; provided, however, that such information may be given in confidence to the Employee’s spouse or to a financial institution to the extent that such information is necessary in order to secure a loan.
     17. Effect of Payment. Any payment or any issuance or transfer of Shares to the Employee in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such person hereunder. The Committee may require the Employee, as a condition precedent to such payment, to execute a release and receipt therefore in such form as it shall determine.
     18. Miscellaneous. The provisions of Section 17.4 (Severability) and 17.12 (Interpretation) of the Plan shall apply to this Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and no provision hereof may be amended, modified or waived except by a written agreement signed by the parties. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof, to the maximum extent practicable calls for performance and shall be performable at the offices of the Company in Houston, Harris County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.
     19. Employee Waiver of Service of Process. In any lawsuit or judicial proceeding the Company may pursue against Employee under this Agreement, Employee agrees to waive service of process under Federal Rule of Civil Procedure 4, any similar service of process provision under Texas or any other state rule or statute, under the Hague Convention on the Service Abroad of Judicial or Extrajudicial Documents, or under any other service of process method or means required by any foreign country where Employee resides or may be found. Accordingly, Employee agrees that the Company is authorized to use any method or means likely to give Employee notice of any lawsuit or judicial proceeding under this Agreement, and this notice is deemed by the Company and Employee to confer subject matter jurisdiction and personal jurisdiction over Employee in a Texas federal or state court in Houston, Harris County, Texas. The form of notice the Company is authorized to use under this Agreement includes, without limitation, certified United States mail, registered United States mail, express mail of any type, email, hand-delivery, or any other form of written notice reasonably calculated to give Employee actual or constructive notice of a lawsuit or judicial proceeding against him or her under this Agreement.
     20. EXPIRATION OF AGREEMENT. IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO THE COMPANY WITHIN 30 DAYS AFTER THE DATE OF GRANT, THIS AGREEMENT AND THE OPTION PROVIDED FOR HEREIN SHALL BE NULL AND VOID.